Exhibit 5.1

January 27, 2012

Repros Therapeutics Inc.
2408 Timberloch Drive, Suite B-7
The Woodlands, Texas, 77380

Ladies and Gentlemen:

We have acted as counsel for Repros Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 2,463,538 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s registration statement on Form S-3 (File No. 333-163648) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) and supplemented by the Prospectus Supplement dated January 26, 2012 (the “Prospectus Supplement”).

As counsel to the Company in connection with the opinions below, we have examined: (i) the Registration Statement, including the Prospectus Supplement, and the exhibits (including those incorporated by reference), each constituting a part of the Registration Statement; (ii) the Company’s Restated Certificate of Incorporation and Bylaws, each as amended to date; and (iii) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. Without limiting the foregoing, we have examined the form of Subscription Agreement (the “Subscription Agreement”) by and between the Company and the investors identified on the signature pages thereto.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Registration Statement, as supplemented by the Prospectus Supplement, and the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

Except as otherwise stated below, the opinions expressed herein are based upon, and limited to, the Delaware General Corporation Law. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We do not undertake to provide any opinion as to any matter or to advise any person with respect to any events or changes occurring subsequent to the date of this letter. The opinions expressed in this letter are provided as legal opinions only and not as any guarantees or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein, and no other opinions may be implied therefrom.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company, the incorporation by reference of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Winstead PC

Winstead PC